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EXHIBIT 11
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

                                                                      CHARTER ONE FINANCIAL, INC.
                                                                    COMPUTATION OF PER SHARE EARNINGS

                                                             THREE MONTHS ENDED           NINE MONTHS ENDED
                                                               SEPTEMBER 30,                SEPTEMBER 30,
                                                         --------------------------   --------------------------
                                                             1997          1996          1997           1996
                                                             ----          ----          ----           ----
                                                              (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
COMPUTATION OF PRIMARY EARNINGS PER SHARE(3):
  Weighted average number of common shares
   outstanding........................................     48,754,178    49,164,227    48,640,372     49,390,821
  Add common stock equivalents for shares
   issuable under:
    Stock Appreciation Rights Plan(1).................         52,403        50,592        51,881         50,941
    Stock Option Plan(1)..............................      1,512,144     1,090,707     1,375,191      1,020,755
                                                         ------------  ------------   -----------   ------------
      Weighted average number of shares outstanding
        adjusted for common stock equivalents.........     50,318,725    50,305,526    50,067,444     50,462,517
                                                         ============  ============   ===========   ============
Net income............................................  $      47,809         5,031       137,626         84,851
Primary earnings per share............................  $         .95           .10          2.75           1.68

COMPUTATION OF FULLY DILUTED EARNINGS
 PER SHARE(3):
  Weighted average number of common shares
   outstanding........................................     48,754,178    49,209,902    48,640,347     49,526,796
  Add common stock equivalents for shares
   issuable under:
    Stock Appreciation Rights Plan(2).................         52,620        51,306        52,129         52,527
    Stock Option Plan(2)..............................      1,608,679     1,313,491     1,494,396      1,143,627
                                                         ------------  ------------   -----------   ------------
      Weighted average number of shares outstanding
        adjusted for common stock equivalents.........     50,415,477    50,574,699    50,186,872     50,722,950
                                                         ============  ============   ===========   ============
Net income............................................  $      47,809         5,031       137,626         84,851
Fully diluted earnings per share......................  $         .95           .10          2.74           1.67
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(1)  Additional shares issuable were derived under the "treasury stock method"
     using average market price during the period.

(2) Additional shares issuable were derived under the "treasury stock method" using the higher of the average market price during the period or the market price at the end of the period.

(3)  Restated to reflect the 5% stock dividend issued October 31, 1997.


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